EXHIBIT (a)(1)(C)
LETTER TO SPIRAL EMPLOYEES AND
INSTRUCTIONS FOR LETTER OF TRANSMITTAL
November 29, 2006
Ladies and Gentlemen:
     Enclosed is an Offering Memorandum dated November 29, 2006 (the “Memorandum”) pertaining to the proposed exchange of all of the outstanding stock of Spiral Technology, Inc. (“Spiral”) (which is currently held by SPARTA) for shares of SPARTA stock held by those employees of Spiral who elect to participate in that exchange (the “Split-Off Transaction”). Upon completion of the Split-Off Transaction, Spiral will be a stand-alone entity, independent of SPARTA, and will be owned by those of Spiral’s employees who have elected to participate in the transaction.
     As is more fully described in the Memorandum, the aggregate number of shares of SPARTA stock to be exchanged for all of the outstanding stock of Spiral will be determined by dividing $2,200,000 by the “Formula Price” per share of SPARTA’s common stock as of the date of the consummation of the Split-Off Transaction. In the event that the aggregate number of shares of SPARTA stock tendered for exchange by employees of Spiral exceeds the aggregate number of shares required to be delivered, the number of shares of SPARTA stock to be exchanged by each participating employee will be the employee’s pro rata share, rounded to the nearest whole share, based on the ratio that the number of shares of SPARTA stock tendered for exchange by such employee bears to the total number of shares of SPARTA stock tendered for exchange by all participating employees.
     In the event that any Spiral employee who elects to participate in the Split-Off Transaction owns shares of SPARTA stock directly and also has shares of SPARTA stock in his or her account in the Spiral Profit Sharing Plan, the shares of SPARTA stock to be tendered for exchange by such employee will be taken first from the shares of SPARTA stock that are owned directly by such employee before any shares are taken from such employee’s account in the Spiral Profit Sharing Plan, unless such employee provides written instructions to SPARTA to the contrary.
     You should carefully read the Memorandum in its entirety. After doing so, if you wish to exchange shares of SPARTA stock that you own for shares of Spiral stock in the Split-Off Transaction, you need to carefully follow the instructions set forth below under the caption “Instructions for Spiral Employees Who Desire to Participate in the Split-Off Transaction.” If you do not desire to exchange shares of SPARTA stock that you own for shares of Spiral stock, you need do nothing.
     Exchanging shares of SPARTA common stock that you own for shares of Spiral common stock in the Split-off Transaction is strictly voluntary. Shares of SPARTA common stock tendered for exchange in the Split-Off Transaction may be withdrawn prior to the expiration date stated below only in the manner described in the Memorandum; otherwise, such tenders are irrevocable by the tendering stockholders.

Instructions for Spiral Employees Who Desire to Participate in the Split-Off Transaction
     If you wish to exchange shares of SPARTA stock that you own for shares of Spiral stock, you must take the actions stated below with respect to the following documents, and then return all of those documents to the address indicated below so as to be received at that address no later than 9:00 p.m. Lake Forest, CA time on December 27, 2006:
•	Letter of Transmittal (Exhibit A):
o	Insert the number of SPARTA shares that you desire to exchange;

o	Sign and date at the places indicated;

o	Deliver to SPARTA, together with original stock certificate(s) (unless all of the shares to be exchanged by you are held in the Spiral Profit Sharing Plan, in which case you must deliver the Letter of Transmittal, but not a stock certificate); and

o	If stock certificate(s) is/are being delivered, sign the back of each certificate at the place indicated, exactly as your name appears on the certificate, and have your signature witnessed by an authorized witness (Lawanna Wheatly)
•	Stockholder’s Agreement (Exhibit B):
o	Sign and date at the places indicated;

o	If you’re married or have a registered domestic partner, your spouse or registered domestic partner, as the case may be, must sign and date the Consent of Spouse/Registered Domestic Partner attached to the Stockholder’s Agreement; and

o	Deliver to SPARTA at the address stated below
•	Lost Certificate Affidavit (Exhibit C):
o	If the SPARTA shares to be exchanged by you are represented by a stock certificate that has been lost or destroyed, complete, sign and date at the places indicated, have your signature witnessed by an authorized witness (Lawanna Wheatly); and

o	Deliver to SPARTA at the address stated below
Delivery of the foregoing should be made to the following address:
SPARTA, Inc.
25531 Commercentre Drive, Suite 120
Lake Forest, CA 92630
Attention: Diane Lavoie
     IF YOU FAIL TO DELIVER THE FOREGOING DOCUMENTS BY 9:00 P.M. LAKE FOREST, CA TIME ON DECEMBER 27, 2006, OR IF YOU DELIVER INCOMPLETE OR UNSIGNED DOCUMENTS, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THE SPLIT-OFF TRANSACTION.
     A valid surrender of certificate(s) and other required documents will not be deemed to have been made until all irregularities and defects have been cured or waived. SPARTA reserves full discretion to determine whether the documentation with respect to tendered SPARTA common stock is complete and generally to resolve all questions relating to tenders, including the date and hour of receipt of a tender, the propriety of execution of any document and all other questions regarding the validity or acceptability of any tender. SPARTA reserves the right to reject any tender not in proper form or to waive any irregularities or conditions.
     If you require any additional information, or have any questions, please contact Jerry Fabian at (949) 768-8161 ext. 305.

Sincerely, SPARTA, INC.
By:
Jerry Fabian, Chief
Administrative Officer

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